Exhibit 99.1

News Release

RSP Permian, Inc. Announces Third Quarter 2016 Financial and Operating Results

Dallas, Texas—November 1, 2016—RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended September 30, 2016. In addition, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) and posted a presentation that supplements the information in this release to its website at www.rsppermian.com.

Third Quarter 2016 Highlights

•	Production increased by 24% to 29.8 MBoe/d as compared to 3Q15 and increased by 13% as compared to 2Q16

•	Net income of $1.0 million, or $0.01 per diluted share. Adjusted Net Loss, which does not include impairment, non-cash loss on derivatives and non-recurring income tax adjustments among other items, was ($0.8) million, or ($0.01) per diluted share

•	Adjusted EBITDAX increased by 12% to $65.7 million as compared to 2Q16

•	Cash operating expenses were a record low $9.36 per Boe, 6% lower than 2Q16

•	Completed 17 operated horizontal wells (11 Lower Spraberry, three Wolfcamp A and three Wolfcamp B) and one operated vertical well

•	Completed strongest Wolfcamp A well to date (Kemmer 4217 WA) with an IP30/1,000’ of 254 Boe/d. Represents RSP’s westernmost Wolfcamp A well drilled and implies potential for strong Wolfcamp A results on western acreage position

•	RSP’s previously announced Lower Spraberry 500’ spacing pilot at Cross Bar Ranch is exceeding expectations. Results continue to support the effectiveness of high density completion designs in conjunction with downspacing

•	Continued to block up core leasehold position, closing an additional $19 million of bolt-on acquisitions during the third quarter, bringing total year-to-date acquisitions to $62 million through September

•	Maintained strong liquidity position, with $22 million of cash and $35 million of borrowings under our $600 million revolving credit facility at quarter-end

Recent Announcements

•	On October 13, 2016, RSP agreed to acquire Silver Hill Energy Partners, LLC (“SHEP I”) and Silver Hill E&P II, LLC (“SHEP II”, and together with SHEP I, “Silver Hill”) for $1.25 billion of cash and 31.0 million shares of RSP common stock in aggregate, implying a total purchase price of approximately $2.4 billion (based on the 20-day volume weighted average price of RSP shares as of October 12, 2016). SHEP I is expected to close in the fourth quarter of 2016, for $604 million in cash and 15.0 million RSP shares, and SHEP II is expected to close in the first quarter of 2017, for $646 million in cash and 16.0 million RSP shares. Both transactions are subject to customary closing conditions and purchase price adjustments

•	Silver Hill owns ~68,000 gross, 41,000 net acres in northeast Loving and northwest Winkler Counties, Texas, in the thickest, deepest part of Delaware Basin, which is significantly over-pressured

•	Contiguous and blocked up acreage position with significant operational control, conducive to efficient long lateral development

•	~15 MBoe/d of current net production (69% oil, 86% liquids) from 58 producing wells (49 horizontals)

•	Over 4,500 feet stacked pay with seven currently producing, horizontal zones

•	Decades of highly economic horizontal drilling inventory with ~3,200 gross / ~1,950 net total undeveloped locations

•	On October 19, 2016, the Company completed an underwritten public offering of 25.3 million shares of common stock of RSP, including the exercise of the underwriter’s option to purchase additional shares, raising approximately $1.0 billion in net proceeds. RSP plans to use the net proceeds raised in the offering to fund a portion of the cash consideration of the Silver Hill acquisitions

•	Increased expected 2016 average daily production by 5% at the mid-point to 28.5 - 29.5 MBoe/d, primarily due to increased well productivity and narrowed development capital expenditure budget range to $295 - $315 million

•	Estimated net daily production in 2017 to average in the range of 52.0 - 56.0 MBoe/d, 86% above 2016 mid-point guidance. Preliminary 2017 drilling and completion budget expected to be in the range of $520 - $560 million, with a total capital expenditure budget, including infrastructure and workovers, expected to be $570 - $630 million

•	Enhanced hedge positions to 53% of expected 4Q 2016 oil production and 56% of preliminary 2017 oil production at mid-point, at weighted average floor prices of $43.49/Bbl and $44.63/Bbl, respectively

Steve Gray, Chief Executive Officer, commented, “We’re pleased to report another strong quarter highlighted by our sequential double digit production growth and record low cash operating costs per barrel. Our recent horizontal wells appear to confirm the effectiveness of our enhanced completion designs. The excellent well results across our asset base along with our current record production led us to raise our annual production guidance for the second consecutive quarter. As a result of the increased rate of return on our capital, we began accelerating our drilling and completion pace during the third quarter with the addition of a third operated horizontal rig. We expect to add a fourth rig in early 2017.” Mr. Gray added, “We are on track to close the first stage of our recently announced acquisition of Silver Hill later this month. We have been working closely with the Silver Hill team to ensure a smooth transition and to make preparations for enhanced infrastructure to accommodate a more robust horizontal development program on our newly acquired Delaware position.”

Quarterly Operational Results

	Three Months Ended September 30,
	2016	2015
Production data:
Oil (MBbls)	1,989	1,667
Natural gas (MMcf)	1,720	1,448
NGLs (MBbls)	462	300

Total (MBoe)	2,738	2,208

Average net daily production (Boe/d)	29,761	24,000

Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$42.60	$44.84
Natural gas (per Mcf)	2.27	2.27
NGLs (per Bbl)	10.82	8.72

Total (per Boe)	$34.19	$36.52

Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$41.46	$57.36
Natural gas (per Mcf)	2.27	2.27
NGLs (per Bbl)	10.82	8.72

Total (per Boe)	$33.37	$45.98

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$4.67	$6.08
Gathering and transportation	0.51	0.38
Production and ad valorem taxes	2.14	2.12
Depreciation, depletion and amortization	18.27	19.49
General and administrative—recurring cash component	2.04	1.92
General and administrative—recurring stock comp (3)	1.20	0.95
General and administrative—non-recurring stock comp (4)	—	0.15

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.
(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.
(4)	Non-recurring stock comp in 2015 includes compensation expense related to the successful completion of the Company’s initial public offering and related expenses associated with one-time restricted stock awards.

Production volumes for the quarter ended September 30, 2016 averaged 29,761 Boe/d or a total of 2,738 MBoe, an increase of 24% over prior year’s third quarter of 24,000 Boe/d. Production for the third quarter of 2016 was comprised of 73% crude oil, 10% natural gas and 17% NGLs. RSP’s average realized commodity price per barrel of oil equivalent for the third quarter of 2016, before the effects of hedges, was $34.19. RSP’s average realized oil price for the third quarter of 2016, before the effects of hedges, was $42.60 per barrel, a negative $2.34 differential compared to average NYMEX WTI pricing of $44.94 per barrel for the same period, or 95% of NYMEX WTI pricing. RSP’s average realized natural gas price for the third quarter of 2016, before the effects of hedges, was $2.27 per Mcf, a negative $0.54 differential compared to average NYMEX Henry Hub pricing of $2.81 per MMBtu for the same period, or 81% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the second quarter of 2016, before the effects of hedges, was $10.82 per Bbl, or 24% of NYMEX WTI pricing for the same time period. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation expense, production and ad valorem taxes and recurring cash general and administrative expenses were $9.36 per Boe, an 11% decrease from prior year’s comparable quarter.

Operational Update

The Company operated three horizontal drilling rigs during the third quarter and one full-time completion crew. RSP drilled 10 operated horizontal wells and completed 17 operated horizontal wells (11 Lower Spraberry, three Wolfcamp A and three Wolfcamp B). The Company began the quarter with 19 operated horizontal drilled but uncompleted wells (“DUCs”) and exited the quarter with a total of 12 operated horizontal DUCs. On a non-operated basis, the Company began the quarter with 24 non-operated horizontal DUCs and exited the quarter with a total of 18 non-operated horizontal DUCs.

	3Q16 Wells
	Drilled	Completed	Drilled but Uncompleted Wells (DUCs)
Operated Wells
Horizontal	10	17	12
Vertical	3	1	2

Total Operated	13	18	14
Non-Operated Wells
Horizontal	7	13	18
Vertical	—	—	—

Total Non-Operated	7	13	18
Total Wells
Horizontal	17	30	30
Vertical	3	1	2

Total Wells	20	31	32

Quarterly Financial Results

	Three Months Ended
	September 30,		June 30,
	2016	2015	2016
	(In thousands, except for per share data)
Total Revenues	$93,621	$80,644	$81,485
Net Cash from Derivative Instruments	(2,258)	20,879	974

Adjusted Total Revenues	91,363	101,523	82,459
Net Income (Loss)	$985	$8,974	$(9,801)
Net Income (Loss) per Common Share—Diluted	0.01	0.10	(0.10)
Adjusted Net Income (Loss) (1)	(764)	13,473	(3,758)
Adjusted Net Income (Loss) per Common Share—Diluted	(0.01)	0.15	(0.04)
Adjusted EBITDAX (1)	$65,732	$78,329	$58,453

(1)	Adjusted EBITDAX and Adjusted Net Income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income and a reconciliation of Adjusted EBITDAX and Adjusted Net Income to Net Income, see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended September 30, 2016, total revenues, excluding the revenue impact from realized derivative instruments, were $93.6 million, a 16% increase over the prior year quarter of $80.6 million. Adjusted total revenues, including the net cash from derivative instruments, were $91.4 million, a 10% decrease from the prior year quarter of $101.5 million. Net income for the third quarter of 2016 was $1.0 million, or $0.01 per diluted share, while net income for the prior year quarter was $9.0 million, or $0.10 per diluted share. Adjusted Net Loss for the third quarter of 2016 was ($0.8) million, or ($0.01) per diluted share, compared with Adjusted Net Income for the prior year quarter of $13.5 million or $0.15 per diluted share. Adjusted EBITDAX was $65.7 million, a 16% decrease from the prior year quarter of $78.3 million.

Capital Expenditures

RSP’s development capital expenditures, which includes our investment in drilling and completing wells, infrastructure, capitalized workovers, and other, but excludes the cost of acquisitions, for the quarter ended September 30, 2016 totaled $73.2 million ($65.3 million of drilling and completion and $7.9 million of infrastructure and other). Of the development capital, approximately $8.9 million, or 12%, was spent on non-operated properties. Additionally, the Company closed $18.9 million of acquisitions of oil and gas properties in the quarter.

Liquidity

As of September 30, 2016, the Company had $35 million in borrowings outstanding on its revolving credit facility, which has a $600 million borrowing base, and had $22 million of cash on hand, for total liquidity available of $587 million after deducting outstanding letters of credit.

Hedging

RSP recently added costless collars and additional deferred premium puts and put spreads that cover oil production through the end of 2017, along with costless collars covering natural gas production for 2017.

Crude Oil Hedges
(Bbl, $/Bbl)	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Three-Way Collars(1)	120,000	675,000
Ceiling	$74.41	$54.25
Floor	$55.00	$45.00
Short Put	$45.00	$35.00
Costless Collars(1)		450,000	1,137,500	1,150,000	1,150,000
Ceiling		$59.75	$60.05	$60.05	$60.05
Floor		$45.00	$45.00	$45.00	$45.00
Deferred Premium Puts(1)	1,125,000		910,000	920,000	920,000
Floor	$45.00		$48.50	$48.50	$48.50
Deferred Premium(2)	($2.74)		($4.00)	($4.00)	($4.00)
Deferred Premium Put Spreads(1)		675,000
Floor		$45.00
Short Put		$35.00
Deferred Premium(2)		($2.32)
Total Hedge Volumes	1,245,000	1,800,000	2,047,500	2,070,000	2,070,000
Weighted Average Floor(3)	$43.49	$44.13	$44.78	$44.78	$44.78

(1)	The crude oil derivative contracts are settled based on the arithmetic average of the closing settlement price for the front month contract NYMEX price of West Texas Intermediate Light Sweet Crude.
(2)	The deferred premium is not paid until expiration date, aligning cash inflows and outflows with the settlement of the derivative contract.
(3)	Weighted average floor assumes the long put in three way collars and put spreads and reflects the impact of premiums paid.

Natural Gas Hedges
(MMBtu, $/MMBtu)	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Costless Collars(1)	900,000	910,000	920,000	920,000
Ceiling	$3.64	$3.64	$3.64	$3.64
Floor	$3.00	$3.00	$3.00	$3.00

(1)	The natural gas derivative contracts are settled based on the last trading day’s closing price for the front month contract relevant to each period.

2016 Annual Guidance Update

	Nine Months ended 9/30/16	Previous	Updated
	Actual	2016 Guidance	2016 Guidance
Completions
Operated Gross Horizontal Completions	39	52 - 56	54 - 58
Operated Gross Vertical Completions	4	5	6
Production
Average Daily Production (Boe/d)	26,931	26,500 - 28,500	28,500 - 29,500
% Oil	74%	75% - 76%	73% - 75%
% Natural Gas	11%	10% - 11%	10% - 11%
% NGLs	15%	13% - 14%	14% - 15%
Development Capital Expenditures ($ in MM)
Drilling and Completion (D&C)	$187.4	$270 - $290	$280 - $290
Infrastructure, Capitalized Workovers & Other	$11.3	$15 - $25	$15 - $25

Total Development Capital Expenditures	$198.7	$285 - $315	$295 - $315
% Non-Operated	16%	10% - 15%	10% - 15%
Income Statement ($/Boe)
Lease operating expenses (including workovers)	$5.16	$5.00 - $6.00	$5.00 - $6.00
Gathering and transportation	$0.44	$0.45 - $0.50	$0.45 - $0.50
Exploration expenses	$0.11	$0.10 - $0.15	$0.10 - $0.15
General and administrative - cash component	$2.09	$2.00 - $2.25	$2.00 - $2.25
General and administrative - recurring stock comp	$1.34	$1.25 - $1.50	$1.25 - $1.50
Depreciation, depletion, and amortization ($/Boe)	$19.23	$19.00 - $21.00	$19.00 - $21.00
Production and ad valorem taxes (% of oil and gas revenues)	6.5%	6.0% - 7.0%	6.0% - 7.0%

Third Quarter 2016 Earnings Release and Conference Call

RSP will host a conference call for investors at 1:00 PM Central Time on Wednesday, November 2, 2016, to discuss third quarter 2016 results. Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13648569. The replay will be available until November 16, 2016. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson and Ector. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Three Months Ended June 30,
	2016	2015	2016
Revenues:
Oil sales	$84,722	$74,746	$74,799
Natural gas sales	3,901	3,283	2,537
NGL sales	4,998	2,615	4,149

Total revenues	93,621	80,644	81,485
Operating expenses:
Lease operating expenses	$14,174	$14,274	$14,094
Production and ad valorem taxes	5,872	4,674	4,960
Depreciation, depletion, and amortization	50,022	43,031	47,296
Asset retirement obligation accretion	118	84	123
Impairments	971	4,238	3,177
Exploration	359	218	405
General and administrative expenses	8,857	6,678	9,135

Total operating expenses	80,373	73,197	79,190

Loss on sale of assets	$—	$4	$—

Operating income (loss)	$13,248	$7,443	$2,295
Other income (expense)
Other income, net	$310	$66	$104
Net gain (loss) on derivative instruments	(2,934)	18,098	(3,684)
Interest expense	(13,146)	(11,680)	(12,954)

Total other income (expense)	(15,770)	6,484	(16,534)

Loss before income taxes	(2,522)	13,927	(14,239)
Income tax benefit (expense)	3,507	(4,953)	4,438

Net income (loss)	$985	$8,974	$(9,801)

Net income (loss) per common share—Basic	$0.01	$0.10	$(0.10)
Net income (loss) per common share—Diluted	$0.01	$0.10	$(0.10)
Weighted Average Common Shares Outstanding:
Basic	100,234	87,245	100,189
Diluted	100,234	87,245	100,189

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted Net Income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and Adjusted Net Income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and Adjusted Net Income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted Net Income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

The following tables include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

(In thousands)

	Three Months Ended September 30,		Three Months Ended June 30,
	2016	2015	2016
Net income (loss)	$985	$8,974	$(9,801)
Interest expense	13,146	11,680	12,954
Income tax expense (benefit)	(3,507)	4,953	(4,438)
Depreciation, depletion, and amortization	50,022	43,031	47,296
Asset retirement obligation accretion	118	84	123
Exploration	359	218	405
Impairments	971	4,238	3,177
Loss (gain) on derivative instruments	2,934	(18,098)	3,684
Net cash payments on settled derivative instruments	(2,258)	20,879	974
Stock-based compensation, net	3,272	2,432	4,183
Other income, net	(310)	(66)	(104)
Loss (gain) on sale of assets	—	4	—
Adjusted EBITDAX	$65,732	$78,329	$58,453

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(In thousands)

	Three Months Ended September 30,		Three Months Ended June 30,
	2016	2015	2016
Net income (loss)	$985	$8,974	$(9,801)
Impairments	971	4,238	3,177
Loss (gain) on derivative instruments	2,934	(18,098)	3,684
Net cash payments on settled derivative instruments	(2,258)	20,879	974
Stock-based compensation—non-recurring	—	—	682
Other income, net	(310)	(66)	(104)
Loss (gain) on sale of assets	—	4	—
Income tax expense (benefit) for above items	(3,086)	(2,458)	(2,370)
Adjusted Net Income (Loss)	$(764)	$13,473	$(3,758)

Summary Balance Sheet

(In thousands)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$22,376	$142,741
Other current assets	62,384	44,799

Total current assets	84,760	187,540
Property, plant and equipment, net	2,877,970	2,758,630
Other long-term assets	12,090	21,263

Total assets	$2,974,820	$2,967,433

Current liabilities	72,455	77,402
Long-term debt	722,724	686,512
Other long-term liabilities	339,455	344,935
Total stockholders’ equity	1,840,186	1,858,584

Total liabilities and stockholders’ equity	$2,974,820	$2,967,433

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.